SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K
               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934

      Date of Report (Date of earliest event reported): February 13, 2001

                       HOME PROPERTIES OF NEW YORK, INC.
            -------------------------------------------------------
            (Exact name of registrant as specified in its charter)

         Maryland              1-13136                 16-1455126
        ----------------      ------------            -------------
   (State or other jurisdiction (Commission        (IRS Employer
     of incorporation)           File No.)         Identification No.)


                  850 Clinton Square, Rochester, New York    14604
              (Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code:  (716)546-4900


                                Not Applicable
      ------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

       c.    Exhibits


            Exhibit 99.1 Press Release

     Exhibit 99.2 Supplemental Information

Item 9.  Regulation FD

     On February 13, 2001, the Registrant issued a press release announcing its results for the fourth quarter of 2000. The related press release is attached hereto as Exhibit 99.1.

     Attached as Exhibit 99.2 is information supplemental to the financial information contained in the February 13, 2001 press release.

     On February 13, 2001, the Registrant held its fourth quarter 2000 investor conference call. Also, the conference call included slides shown during the conference call, and the written description of those slides is included in the following script from that conference call:

SLIDE 1: This slide contains the logo of Home Properties of New York, Inc. in the top center with the following text: Fourth Quarter and Year End 2000 ;Earnings Conference Call and Webcast February 13, 2001

(David)

Good morning. Thank you for participating in our fourth quarter earnings conference call. We are broadcasting this call live over the Internet. You can view supporting, synchronized slides via our Web site at www.homeproperties.com. The movement of the slides will be controlled by Home Properties; and, while everything should go smoothly, this is our first webcast and the Internet is sometimes unpredictable. The complete webcast will be available for playback through our web site within about 90 minutes following its conclusion.

SLIDE 2: THIS SLIDE CONTAINS THE FOLLOWING: "FORWARD LOOKING STATEMENTS; THIS PRESENTATION CONTAINS FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT THESE EXPECTATIONS WILL BE ACHIEVED . . ."

 (David)

Before we begin, I would like to remind you that some of our discussion this morning will involve forward-looking statements. Please refer to the safe-harbor language included in our press release, which describes certain risk factors that may impact our future results. Also, please be aware that this call is being recorded and members of the press may be participating.

I will assume that all of you have already seen our earnings press release, which was issued early this morning. We have also made available several pages of supplemental schedules. If you didn't receive this information and would like to get on our fax list, give us a call. The press release and supplemental schedules are also available today on our web site.

SLIDE 3: THIS SLIDE CONTAINS THE FOLLOWING CAPTION, FOLLOWED BY PHOTOGRAPHS OF THE PARTICIPANTS: "CONFERENCE CALL PARTICIPANTS"; THE PHOTOGRAPHS ARE OF NORMAN LEENHOUTS, CHAIRMAN AND CO-CEO, AMY TAIT, EXECUTIVE VICE PRESIDENT AND DIRECTOR, ED PETTINELLA, EXECUTIVE VICE PRESIDENT AND DIRECTOR AND DAVID
P. GARDNER, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER; BELOW THE PHOTOGRAPHS IS WRITTEN "HOME PROPERTIES CENTRAL OFFICE (716) 546-4900.

(David continued)

Here with me this morning is Norman Leenhouts, Chairman and Co-Chief Executive Officer. (Norman - "Good morning.")

Amy Tait is also joining us for her last quarterly conference call in her capacity as an Executive Vice President. (Amy - "Hello, everyone.")

And finally, I am pleased to introduce Ed Pettinella, the newest member of our senior management team, who just joined us a little over a week ago as an Executive Vice President and Director. (Ed - "Glad to be here.")

[Music begins here]

Amy, what is that music I'm hearing? I hope this noise in the background isn't bothering any of our conference call participants!

SLIDE 4:  PHOTOGRAPH OF A FIRE WITH THE CAPTION:  "THE HEAT IS ON ..."

(Play music "The Heat is On!")

(Amy)

I'm sorry about that little interruption, David.

But, after 22 consecutive quarters of meeting, and usually beating, analysts estimates, we are definitely feeling the heat from disappointing the street
this quarter.   I just couldn't resist sticking that in there to set the
tone for this conference call.

(David)

Do you mind if I continue now, Amy?  Thank you.

SLIDE 5: THIS SLIDE CONTAINS THE FOLLOWING TITLE: "FFO PER SHARE". THE SLIDE ALSO CONTAINS A GRAPH LISTING THE YEARS 1994, 1995, 1996, 1997, 1998, 1999 AND 2000 FROM LEFT TO RIGHT ALONG THE X-AXIS. FOLLOWING 1994 THERE IS AN * WITH THE FOLLOWING NOTED AT THE BOTTOM OF THE SLIDE: "*PRO FORMA RESULTS ARE PRESENTED AS IF TRANSACTIONS RELATED TO THE INITIAL PUBLIC OFFERING AND THE COMPANY'S FORMATION HAD OCCURRED ON JANUARY 1, 1993."
ALONG THE LEFT SIDE OF THE Y-AXIS ARE THE POINTS $1.60, $1.80, $2.00, $2.20, $2.40, $2.60, $2.80, $3.00, $3.20 AND $3.40. THERE IS A BAR ABOVE THE POINT
ON THE X-AXIS MARKED 1994 WITH THE FIGURE $1.76 PRINTED ABOVE THE BAR, ABOVE THE POINT MARKED 1995, THE FIGURES $1.83 AND IN PARENTHESIS THE FIGURE +3.9%; ABOVE THE POINT MARKED 1996, THE FIGURES $1.96 AND IN PARENTHESIS THE FIGURE +7.1%; ABOVE THE POINT MARKED 1997, THE FIGURES $2.11 AND IN PARENTHESIS THE FIGURE +7.6%; ABOVE THE POINT MARKED 1998, THE FIGURES $2.45 AND IN PARENTHESIS THE FIGURE +16.1%; ABOVE THE POINT MARKED 1999, THE FIGURES $2.78 AND IN PARENTHESIS THE FIGURE + 13.5%; AND ABOVE THE POINT MARKED 2000, THE FIGURES $2.94 AND IN PARENTHESIS THE FIGURE +5.6%.

(David)

Certainly, our fourth quarter financial results were a disappointment for all of us. However, we still generated 19% growth in our total Funds From Operations, with FFO per share up about 1/2 of one percent, at 75 cents on a diluted basis. These results were in line with the lowered estimates that we released in January.

For the full year, our total FFO rose 36%, with FFO per share increasing by 5.6% to $2.94.

SLIDE 6:  THIS SLIDE CONTAINS THE FOLLOWING TITLE: "CORE PROPERTY
PERFORMANCE*". THE * IS NOTED AT THE BOTTOM OF THE SLIDE: " *REFLECTS 23,530 APARTMENT UNITS OWNED THROUGHOUT 1999 AND 2000." THE FOLLOWING TABLE IS ALSO ON THE SLIDE:

                         4Q        Year
                         2000      2000
                         --------- ---------
Rental Rates             +  5.8%   +  5.7%
Rental Revenues          +  6.2%   +  5.8%
Other Income             + 44.1%   + 32.2%
Operating Expenses       +  9.5%   +  5.3%
Net Operating Income     +  5.8%   +  7.6%

(David)

During the quarter, we achieved 6.2% growth in core property rental revenues, consisting of a combination of rental rate increases, which averaged a record 5.8%, plus occupancy gains of 0.3%.

"Other income" at our core communities increased by a record-breaking 44% this quarter, reflecting our ongoing successful efforts to increase ancillary income. While the fourth quarter included a one-time benefit from a favorable insurance settlement, most of these additional revenues represented a broad mix of fees and charges, including laundry, cable, and net profits from corporate apartments.

These record results on the revenue side would usually have given us reason to celebrate. However, expenses at our core properties increased by a substantial 9.5% this quarter -- another record that we would have preferred not to have broken. For the quarter, we still achieved net operating income growth of 5.8%, with 7.6% same-store growth for the full year.

SLIDE 7: THIS SLIDE CONTAINS THE FOLLOWING TITLE: "SAME PROPERTY NOI GROWTH". THIS SLIDE ALSO CONTAINS A GRAPH LISTING THE YEARS 1990, 1991, 1992, 1993, 1994, 1995, 1996, 1997, 1998, 1999 AND 2000 FROM LEFT TO RIGHT
ALONG THE X-AXIS. ALONG THE LEFT SIDE OF THE Y-AXIS ARE THE POINTS 0.0%, 1.0%, 2.0%, 3.0%, 4.0%, 5.0%, 6.0%, 7.0%, 8.0%, 9.0% AND 10.0% FROM BOTTOM
TO TOP. THERE ARE BARS ABOVE EACH YEAR ON THE X-AXIS WITH THE FOLLOWING FIGURES MARKED: 1990 - 2.7%, 1991 - 4.4%, 1992 - 1.8%, 1993 - 2.7%, 1994 -
2.2%, 1995 - 5.0%, 1996 - 5.9%, 1997 - 8.4%, 1998 - 6.9%, 1999 - 9.0% AND
2000 - 7.6%.

(David)

We think that 7.6% NOI growth is quite commendable, considering that at this time last year, we were only expecting 6% same-store growth for 2000. This also comes on the heels of the 9% NOI growth we generated in 1999. It's interesting to note that during 1999, we beat our NOI projections due to savings in operating expenses, including utilities.

As we have explained many times before, some of our same-property NOI growth reflects a return on incremental investments in our communities above and beyond normal capital replacements. After charging ourselves a 10% cost of capital on these additional expenditures, the adjusted NOI growth that added to the bottom line during 2000 was about 4%.

SLIDE 8: THIS SLIDE CONTAINS THE FOLLOWING TITLE: "GAS PRICE VOLATILITY" AND THE FOLLOWING SUBTITLE "HENRY HUB NYMEX MONTHLY SETTLE JANUARY 1996-FEBRUARY 2001". THE SLIDE ALSO CONTAINS A GRAPH WITH AN X-AXIS LISTING THE MONTHS JANUARY 1996, APRIL 1996, JULY 1996, OCTOBER 1996, JANUARY 1997, APRIL 1997, JULY 1997, OCTOBER 1997, JANUARY 1998, APRIL 1998, JULY 1998, OCTOBER 1998, JANUARY 1999, APRIL 1999, JULY 1999, OCTOBER 1999, JANUARY 2000, APRIL 2000, JULY 2000, OCTOBER 2000 AND JANUARY 2001 FROM LEFT TO RIGHT. THE Y-AXIS HAS THE POINTS: $1.50, $2.50, $3.50, $4.50, $5.50, $6.50,
$7.50, $8.50, $9.50 AND $10.50 FROM BOTTOM TO TOP. THE X-AXIS MONTHS EACH HAVE A POINT MARKED ABOVE THEM, WITH THE SPACES IN BETWEEN THE MONTHS LISTED ALSO HAVING POINTS MARKED. THE POINTS MARKED ON THE GRAPH FOR THE MONTHS LISTED ARE AS FOLLOWS:

     January 1996        $ 3.45
     April 1996          $ 2.78
     July 1996           $ 2.65
     October 1996        $ 1.83
     January 1997        $ 4.00
     April 1997          $ 1.81
     July 1997           $ 2.15
     October 1997        $ 3.35
     January 1998        $ 2.31
     April 1998          $ 2.30
     July 1998           $ 2.36
     October 1998        $ 2.03
     January 1999        $ 1.77
     April 1999          $ 1.85
     July 1999           $ 2.26
     October 1999        $ 2.56
     January 2000        $ 2.34
     April 2000          $ 2.90
     July 2000           $ 4.37
     October 2000        $ 5.31
     January 2001        $ 9.98


 (David)

The biggest story here, as it is throughout much of the country, is in utility expenses. This graph demonstrates just how volatile natural gas prices were during 2000. While it has always been our policy to hedge some of our exposure to this volatility by purchasing forward contracts, our past experience has been that this has been expensive insurance.

During the past five years, and back almost ten years if there were room on this graph, you can see relatively stable natural gas prices. Historically, as we enter each heating season, rates experience some pressure but start settling back down around January.

The 1999/2000 heating season did not follow this same pattern. Rates continued to climb during the summer months instead of leveling off. This unusual pattern made it more difficult to execute our hedging policies.

SLIDE 9: THIS SLIDE CONTAINS THE FOLLOWING TITLE: "GAS PRICE VOLATILITY" AND THE FOLLOWING SUBTITLE: "HENRY HUB NYMEX MONTHLY SETTLE OCTOBER 1999-FEBRUARY 2001 (INCLUDES NYMEX FORECAST NOV.00-JUNE 01 @ 9-12-00). IT ALSO CONTAINS THE FOLLOWING INDICATORS: THE LINE WITH A BLACK DIAMOND AS THE POINT IS THE ACTUAL NYMEX MONTHLY CLOSE AND THE LINE WITH A BLACK BOX AS THE POINT IS THE FORECAST NYMEX AT 9-12-00. THE X-AXIS IS MARKED WITH THE FOLLOWING POINTS FROM LEFT TO RIGHT: OCTOBER 1999, DECEMBER, FEBRUARY, APRIL, JUNE, AUGUST, OCTOBER, DECEMBER, FEBRUARY, APRIL AND JUNE. THE Y-AXIS IS MARKED WITH THE FOLLOWING POINTS FROM BOTTOM TO TOP: $1.50, $2.50, $3.50, $4.50, $5.50, $6.50, $7.50, $8.50, $9.50 AND $10.50. THE FOLLOWING
SETS FORTH THE POINTS MARKED ON THE GRAPH:

               Actual NYMEX        Forecast NYMEX
               Monthly Close       at 9-12-00

October 1999      $2.56              $2.56
December          $2.12              $2.12
February 2000     $2.61              $2.61
April             $2.90              $2.90
June              $4.41              $4.41
August            $3.82              $3.82
October           $5.31              $5.31
December          $6.02              $5.23
February 2001     $6.29              $4.97
April                                $4.49
June                                 $4.40

The October, 2000 point also has the following noted at it: "10-26 3{rd} Quarter Conference Call".

(David)

When we gave earnings guidance during our third quarter conference call, the NYMEX future prices indicated that rates were expected to moderate. At this time, gas prices had only reached a little over $5.00 per decatherm.

Extreme weather conditions added further pressure on already reduced inventories of natural gas. The months of November and December of 2000 combined were the coldest on record in the country in 100 years. We had a tough comparison for the fourth quarter, as November and December of 1999 combined were the warmest on record in 100 years.

The months of December and January yielded spot prices topping out at over $10 per decatherm. January and February have seen some moderation of temperatures, and prices have also now moderated to around $6.50 per decatherm.

For 2001, our estimated variable natural gas costs are based on a weighted average of $6.65 per decatherm. To give you some sensitivity, each dollar swing in actual prices up or down from this level will affect earnings by about 2 1/2 to 3 cents per share on an annual basis.

If this graph continued out to include the 2001/2002 heating season, you would see that futures contracts are anticipating continued moderation in prices for next winter.

SLIDE 10: THIS SLIDE CONTAINS THE FOLLOWING TITLE: "CORE PROPERTY OPERATING EXPENSES"
Followed by the following table:

                    4th Quarter              Full Year
                    Variance (%)             Variance (%)
                    -----------------        ------------------

Gas            $   688   (+  34.0%)          $   852   (+11.1%)
Personnel      $   749   (+  16.1%)          $ 1,667   (+ 8.4%)
Insurance      $   184   (+  81.4%)          $   319   (+40.9%)
Snow Removal   $    93   (+ 193.8%)          $    64   (- 9.6%)
Other Expenses $   204   (+   1.5%)          $ 1,412   (+ 2.8%)
               ---------- ----------       ---------   ----------

Total Expenses $1,918    (+   9.5%)          $ 4,186   (+ 5.3%)

(David)

This slide focuses on the expense categories which were troublesome during the fourth quarter. A more detailed comparison of all expense items for our core communities is included in our supplemental schedules.

As shown here, the major areas of increase occurred in gas, personnel, insurance and snow removal. Gas costs at our core communities were up 34% for the quarter. However, if we also include communities that were acquired in 1999 before the fourth quarter, our total same-store comparison was up 47%, as noted in our earlier press release.

Our increased personnel costs relate to two factors. One was the heavy snowfall in December, which contributed to overtime for maintenance personnel. Also, our revenue results were so strong, we ended up paying out more in site-level bonuses than we initially projected. 75% of site-level bonuses are calculated based on revenues, with 25% determined after considering expense targets.

After experiencing very favorable insurance rates the last few years, an increase of about 35% was anticipated this year.

What was unexpected was the decision of our insurance carrier not to honor their most recent three-year commitment. This past November, with two years remaining on our contract, our rates were increased by over 80% compared with historical levels. We are pursuing an amicable resolution to this problem, but are, for now, accruing insurance costs at the new higher premium.

Finally, major snowstorms in December resulted in outlays for snow removal contracts that nearly tripled last years' expense for the fourth quarter.

SLIDE 11: THIS SLIDE HAS THE FOLLOWING TITLE: "2000 ACQUISITIONS" WITH THE FOLLOWING TABLE PRESENTED:



Community            Market              Date         Units       Price (mm)
------------------   -----------    -------------- ------------  ------------

Old Friends           Baltimore         2/1/00            51          $2.00
Gateside (6)          Philadelphia      3/15/00        2,113        $135.90
Schostak (2)          Detroit           3/22/00          360         $14.40
Elmwood Terrace       Baltimore         6/30/00          504         $20.60
East Meadow           No.VA/DC          8/1/00           150         $13.00
Southbay Manor        Long Island       9/11/00           61          $3.00
Hampton Court         Detroit           9/29/00          182          $6.00
Bayberry              Detroit           9/29/00          120          $5.70
Blackhawk             Chicago          10/20/00          371         $17.50
Figoni (5)            Long Island      11/1/00           429         $26.50
Orleans Village       No.VA/DC         11/16/00          851         $67.40
Cypress Place         Chicago          12/27/00          192         $10.10
TOTAL 2000                                             5,384        $322.10
TOTAL 1999                                            10,127        $487.25
TOTAL 1999 AND 2000                                   15,511        $809.35

(David)

Most of the property results discussed so far have pertained to the 23,530 apartment units owned since the beginning of 1999.
We continue to have positive news concerning the 15,511 units in communities recently acquired.

Our winter expenses affected all of our communities, including the recent acquisitions completed during 1999 and 2000. Nevertheless, these communities generated net operating income during 2000 which approximated a 9.9% yield on our total investments of over $800 million. This is down slightly from our typical double-digit initial returns, but is still quite an accomplishment, particularly since we see tremendous future upside in these communities beyond the initial returns.

SLIDE 12:  THIS SLIDE HAS THE FOLLOWING TITLE:  "MARKET
BREAKDOWN" WITH THE FOLLOWING TABLE PRESENTED:



                                          % Owned
Market            Owned                 Portfolio
--------------    -------------       --------
Baltimore, MD          6,787            17.4%
Eastern PA             6,276            16.1%
Detroit, MI            5,693            14.6%
Rochester, NY          2,975             7.6%
New Jersey             2,657             6.8%
DC/Northern VA         2,591             6.6%
Buffalo, NY            2,519             6.5%
Chicago, IL            2,018             5.2%
All Others             7,525            19.2%
Total Units           39,041           100.0%


(David)

Our supplemental schedules show the breakdown of our owned communities by market area. Property-by-property comparisons are also included and grouped by region.

Every community has its own unique story. However, with minor exceptions, each of our markets is supporting positive growth in rental rates -- both for the fourth quarter and the full year.

Needless to say, our properties in Buffalo and Syracuse, New York were hit the hardest by snow and cold weather in December, contributing to a negative
NOI growth rate for the quarter, but still positive growth for the full year. It is worth noting that only about 18% of our owned portfolio is now located in Upstate, New York.

Occupancy levels throughout our portfolio remain quite healthy, averaging 95.1%. On a same-property comparison, I am happy to say that we currently are about 1/2 % ahead on occupancies and have nearly 1% fewer apartments available to rent today than we did a year ago. This is true even though we are aggressively pushing rents.

Recently, there has been some concern about the auto industry and the Detroit market. Chrysler and two auto parts manufacturers have specifically announced potential layoffs affecting the Detroit market. Of course, most of the auto workers own their own homes or pay higher rents than we typically charge.
Approximately 2% of our Detroit resident base is employed by these companies. While a softening in the overall market is certainly not good news, we feel pretty well protected in the Class B apartment sector. In the Detroit region, only 4.8% of our units are available to rent, versus 5.4% available a year ago.

It is important to keep in mind that, when auto workers are laid off, they continue to collect 90% of their salary for one year.

SLIDE 13:  THIS SLIDE HAS THE TITLE "OTHER CORPORATE
INCOME" WITH THE FOLLOWING TABLE PRESENTED:


                                  Q4 '00       Q4 '99      YTD '00      YTD '99
                           ------------- ------------ ------------ ------------
Management fees                    1,380        1,329        5,416        5,336
Development fees                   1,180        1,873        4,841        6,303
Other                                157          274          389          444
General & Administrative          (1,683)      (2,190)      (7,364)      (7,449)
Interest expense                  (  512)      (  476)      (1,937)      (1,242)
Depreciation                      (  125)      (   99)      (  470)      (  358)
Taxes                                276       (   29)         178       (  132)
                               ---------    ---------      -------   ------------
Total Other Income                   673          682        1,053        2,902
COMBINED EBITDA                    1,019        1,277        3,188        4,642

(David)

For the fourth quarter, interest and dividend income was relatively flat, as was the net contribution from other corporate income, which consists primarily of management fees and development fees related to affordable housing.

At the end of the year, we were successful in closing the sale of our affordable housing development business to the key personnel that ran that division. While the selling price was close to the book value of the related assets, after transaction costs, we are reporting a net loss of approximately $1 million on this disposition.

By retaining the general partner interests and management of over 8,000 affordable apartment units, we feel as though we accomplished the best of both worlds. It has allowed us to reduce our dependence on the complex and volatile affordable housing development business, while allowing us to keep the stable income stream from managing 161 completed affordable housing communities which we control as the general partner.

Effective January 1, 2001, we are making an election to treat the largest of our existing management companies as a wholly owned taxable REIT subsidiary, or TRS. This is in response to the recently enacted REIT Modernization Act which allows REITs to offer services historically not allowed directly to residents through the use of a TRS.

The TRS will be consolidated with all other owned activities. This will result in the other income line in 2001 being shown gross of historical allocations, like G & A and interest expense, which will now affect those expense line items.

Going forward, a reasonable run rate for the other income line would be approximately $1.1 million per quarter.

You might also note while reviewing our operating statement, that our General and Administrative expenses for the fourth quarter were about equal to last year's, even though our company grew significantly. This can be attributed to substantially lower bonuses for employees at our central and regional offices this year, as bonuses are tied to FFO growth per share. We all shared the pain of higher operating expenses together.

For 2001, General & Administrative expenses will increase as expenses previously netted against other income will now be included directly in the G & A line item. This expense, which averaged 4.1% of total revenue for 2000, is now estimated to average slightly over 5% of total revenue.

With that, I'll turn it over to Amy to discuss our Capital Markets activities.

SLIDE 14:  THIS SLIDE HAS THE TITLE "CONSERVATIVE CAPITAL STRUCTURE".
THE SLIDE ALSO CONTAINS A PIE CHART. ON THE LEFT ABOVE THE PIE CHART THERE IS A BOX WITHIN WHICH IS STATED: "EQUITY, 60%, FOLLOWED BY COMMON STOCK (48%), OPERATING PARTNERSHIP INTERESTS (36%) AND CONVERTIBLE PREFERRED (16%)". ON THE RIGHT ABOVE THE PIE CHART IS A BOX WITHIN
WHICH IS STATED: "DEBT, 40%, FOLLOWED BY FIXED (99%) AND
FLOATING (1%)".  THE PIE CHART IS DIVIDED INTO FIVE PIECES:  THE LARGEST
PART IS LABELED "FIXED RATE DEBT", FOLLOWED BY (IN ORDER OF SIZE)
"COMMON STOCK", "OPERATING PARTNERSHIP INTERESTS", CONVERTIBLE PREFERRED" AND "FLOATING RATE DEBT". BELOW THE PIE CHART IS THE CAPTION: "TOTAL CAPITALIZATION = $2.1 BILLION". ON THE LOWER LEFT OF THE SLIDE IS THE
CAPTION:  *$27-15/16 SHARE AT 12/31/00".

(Amy)

Thank you, David. Well, I'm glad to know that I can retire feeling comfortable that our balance sheet is in great shape. We ended 2000 pretty close to where we started. With a stock price of $27-15/16 per share at the end of the quarter, debt reflected 40% on our total market capitalization of $2.1 billion.

Nearly all of our debt was at fixed interest rates, with weighted average maturities of about eleven years and average interest rates of 7.4%.
Our $100 million unsecured revolving credit facility was available in its entirety. Our interest coverage ratio was 3.1 times for the quarter; and our fixed charge ratio, which includes preferred dividends, averaged
2.5 times coverage.

Fitch recently reconfirmed our corporate debt rating at BBB, and our convertible preferred equity rating at BBB-.

SLIDE  15:  THIS SLIDE HAS THE TITLE "EQUITY CAPITAL SOURCES 2000".
THE SLIDE HAS A PIE CHART CONSISTING OF THREE PARTS. THE LARGEST PART IS LABELED "CONVERTIBLE PREFERRED $115M (50%)"; THE SECOND IS
LABELED "DRIP $57M (25%)" AND THE THIRD IS LABELED "UPREIT UNITS $59M (25%). BELOW THE PIE CHART IS THE CAPTION "TOTAL $231 MILLION".

(Amy)

Our primary source of equity during 2000 was the sale of $115 Million of Convertible Preferred Shares to several new Institutional Investors, with conversion prices ranging from $30 to $31.60 per share. These preferred issues allowed us to expand our equity base without diluting the value of our common shares. We continued to use UPREIT units very effectively as currency for acquisitions, issuing nearly $60 Million in Operating Partnerhsip Units. While these units were often priced below our estimate of net asset value, these transactions enabled us to acquire properties at even greater discounts to the market values for the properties. Our DRIP generated another $57 Million of new equity captial.


SLIDE 16: This slide has the title "Net Asset Valuation (000's)" and is followed by the table set forth below:


                             9.0%         9.5%        10.0%
                     ------------ ------------ ------------
                              Cap          Cap          Cap
Real Estate Value          $2,192       $2,076       $1,973
Other Assets/Liab.           (746)        (746)        (746)
                     ------------ ------------ ------------
Net Asset Value            $1,446       $1,330       $1,227
NAV Per Share              $32.47       $29.88       $27.55

(Amy)

We've been pleased with the convertible preferred shares we issued in 2000. However, we don't intend to issue additional equity in the near future, since we think the underlying value of our stock exceeds recent trading prices by a healthy margin.

Given recent declines in interest rates, and the ability for private apartment buyers to obtain substantial leverage from lenders such as Fannie Mae and Freddie Mac, we see cap rates dropping by as much as 50 basis points in our markets. Today, we estimate the net asset value of Home Properties to be about $32.50 per share, using a nominal cap rate of 9%. However, the market seems to be assigning a value to our company based on a cap rate of over 10%.

Given these market conditions, we have developed several strategic initiatives which Ed is going to review.

SLIDE 17: THIS SLIDE IS TITLED: "CAPITAL MARKETS INITIATIVES" . THE SLIDE HAS THE FOLLOWING BULLET POINTS:

*    Continued Share Repurchases

*    Property Sales

*    Increase Leverage Target to 45%

*    Modify Dividend Reinvestment Plan

(Ed)

Thanks, Amy. Quite simply, our plan is to opportunistically take advantage of the continued disconnect we see between Wall Street and Main Street valuations.

First, we will continue to repurchase our shares, subject to the many restrictions and black out periods which limit our flexibility. During the fourth quarter, we were able to repurchase about 470,000 shares in the open market at an average price of just over $27.00 per share. We still have the authorization and the financial capacity to buy back another 1.3 million shares, which represents approximately 6% of our common shares currently outstanding. So, if you are contemplating selling a significant block of shares, it may make sense for you to call us first.

SLIDE 18: THIS SLIDE HAS THE TITLE "POTENTIAL PROPERTY SALES". THE SLIDE HAS THE FOLLOWING BULLET POINTS:

*    $200 million of properties identified for sale

*    Properties are located  in seven markets

* Sale proceeds to be applied to acquisitions with higher growth prospects and/or share repurchases

*    Focus on 1031 exchanges

(Ed)

We are also contemplating the sale of several of our mature properties. We have recently identified about two dozen properties with over 5,000 units. The majority of these properties are stable communities in the Upstate, New York markets of Syracuse, Buffalo and Rochester.
Others are spread over several markets, where they are less efficient to operate due to their remote locations and/or their small size.

Our total estimate of value for these communities is about $200 million. We will not sell, however, unless we reach our targeted prices at levels which would allow us to reinvest the proceeds at higher returns -- either by repurchasing shares or making acquisitions with repositioning potential. Several of these properties were originally acquired through UPREIT transactions, so that sales will have to be matched with suitable acquisitions using 1031 exchanges. Our best guess is that we will end up selling about $100 million of properties this year, or about 5% of our owned portfolio.

SLIDE 19: THIS SLIDE HAS THE TITLE: "LEVERAGE TARGET:. THE SLIDE HAS THE FOLLOWING BULLET POINTS:

*    Increase to 45%

*    Provides Sufficient Funds for:

     *    $100 million in share repurchases

                 OR

     *    $200 million in acquisitions (beyond property sales)

(Ed)

Also, given the widening spreads between the effective cost of our equity capital versus our debt capital, we think that now is a good time to lock in long term interest rates on some additional mortgage borrowings. This would increase our debt-to-market capitalization ratio by about 5% of our total market capitalization, without having a significant impact on our interest coverage ratios. We continue to build a structured ladder of maturities to take advantage of the current yield curve and to smooth out the level of refinancing over time.

Increasing our total debt-to-market capitalization ratio from a current level of 40% to a targeted level of 45% could provide sufficient funds, for example, to buy back about $100 million of our common shares.

Alternatively, depending on market conditions, these proceeds could be used to purchase additional properties. Without raising a single additional dollar of equity, we could finance approximately $200 million of acquisitions, while keeping our leverage under 45%. If we are also successful in selling half of the $200 million of existing communities being offered for sale, that would support up to $300 million of acquisitions.

At this point, we cannot commit to a precise combination of sources and uses of capital for 2001, as we expect to remain opportunistic.
However, we do have a lot of flexibility to take advantage of opportunities going forward.

SLIDE 20: THIS SLIDE HAS THE TITLE: "DIVIDEND REINVESTMENT & STOCK PURCHASE PLAN", THE SLIDE HAS A GRAPH, IN TWO COLORS (OPTIONAL CASH
IS REPRESENTED BY BLUE, DIVIDEND REINVESTMENT IS REPRESENTED BY
RED).  THE X-AXIS HAS THE POINTS 1996, 1997, 1998, 1999 AND 2000,
GOING FROM LEFT TO RIGHT. THE Y-AXIS IS MARKED "IN MILLIONS" AND HAS THE POINTS $0, $10, $20, $30, $40, $50, $60 AND $70, GOING FROM BOTTOM TO
TOP. THERE ARE BARS ABOVE EACH OF THE YEARS ON THE X-AXIS WITH THE FOLLOWING FIGURES:

                    Optional Cash     Dividend Reinvestment
                    --------------   -----------------------
     1996           $14.4                     $  0.2
     1997           $35.6                     $  0.9
     1998           $65.8                     $  6.5
     1999           $37.7                     $ 11.0
     2000           $41.4                     $ 14.4

(Ed)

Finally, we plan to amend our Dividend Reinvestment and Stock
Purchase Plan to avoid further dilution from issuing new shares at or below our underlying net asset value.

Over the past several years, the Plan has generated approximately
$220 million of much needed equity to support the growth of our Company. During the initial years, when we opened the spigot for larger investors, significant proceeds were raised at much more favorable executions than other capital-raising alternatives available at the time. However, during the past two years, our stock has been trading consistently below its net asset value. Therefore, one could argue that issuing these shares has been dilutive to shareholder value. We stopped allowing large investors to participate through our waiver program; however, we felt justified in continuing the Plan for smaller investors for three reasons:

1. These proceeds could be applied towards purchasing properties at even larger discounts to their inherent value, thereby supporting accretive acquisitions;

2. It was important to preserve the habit of monthly investment in HME for investors, so that they would be there for us when our stock price improved; and,

3. The Plan provided attractive incentives for our employees and apartment residents to build ownership in Home Properties. We have been anxious to protect this aspect of the program for these important constituencies.

At worst, we always felt that we had the ability to offset these stock sales with open market repurchases. When we were able to repurchase stock, it was usually at lower prices than where we were issuing new shares under the DRIP.

We now believe that capital market conditions have changed sufficiently for us to consider a significant modification to our Dividend
Reinvestment Plan. Where we stand today, we do not see any near-term catalyst to raise our stock price up to or above net asset value.

In fact, we could have easily decided to suspend our dividend reinvestment and direct stock purchase plan altogether. It is not something that we would start fresh today; however, we are reluctant to take away this program from our residents and employees. While the dollars from these constituencies are relatively small, the number of participants is large. We believe the goodwill and loyalty generated is meaningful.

SLIDE 21: THIS SLIDE HAS THE TITLE "MODIFICATIONS TO DRIP PROGRAM" AND CONTINUES WITH THE FOLLOWING BULLET POINTS:

*    Reduce maximum monthly investment from $5,000 to $1,000

* Reduce discount from 3% to 2% for both cash purchases and reinvested dividends

*    Future change to open market purchases under consideration

(Ed)

REIT tax rules do not permit us to treat different groups of shareholders differently, so we have been working on some changes that will reduce participation from outside investors, while continuing to encourage participation from small long-term investors like our employees and residents.

Currently, anyone wishing to purchase up to $5,000 per month under the Optional Cash Purchase component of our plan can do so without our approval and receives a 3% discount off our average five-day trading price. Recently, we have been bringing in about $3 to $4 million per month from these $5,000 and under investors. We now plan to cut that threshold back to only $1,000 permitted per month. In addition, we plan to reduce the discount from 3% to 2% on both cash purchases and dividends that are reinvested. While this discount is still attractive for long-term investors, it may no longer be worth the hassle for those investors that try to resell their shares and make a quick profit off the discount.

Once finalized and implemented, we expect that these changes will significantly reduce participation in the plan. However, if the volume is still large after a few month transition period, we will also shift to fulfilling investment orders with open market purchases, rather than continuing to issue new shares.

I look forward to meeting many of you personally and hope that you will help to guide me as I learn about the challenges and opportunities facing Home Properties and our industry as a whole. Although Amy's last day is officially tomorrow, she has generously offered to help introduce me to our institutional investors and analysts over the coming months. We will be scheduling several meetings around the country. Please call me or David if you would like to set something up at your convenience.

I guess that leaves it to Norman, to review our accomplishments and outlook.

SLIDE 22: THIS SLIDE HAS THE TITLE "SENIOR MANAGEMENT TEAM" AND CONTAINS THE FOLLOWING INFORMATION:



          Officer                      Title
            -----------           -----------------
          Norman P. Leenhouts      Chaiman, Co-CEO
          Nelson B. Leenhouts      President, Co-CEO
          Edward J. Pettinella     Executive Vice President
          David P. Gardner         SVP, Chief Financial Officer
          Ann M. McCormick         SVP, Secretary, General Counsel
          Scott A. Doyle           SVP, Property Management
          Jodi A. Falk             SVP, Information Systems

 (Norman)

Thank you, Ed. I can't tell you what a pleasure it is to have you on board. Your background of 28 years in commercial banking, fresh insights and perspective are a welcome addition to our strategic planning process. I also know that I'll still get plenty of advice from Amy, whether I ask for it or not. I am delighted that she will remain as a consultant and non-employee director of Home Properties, while also spending more time with my grandchildren.

Ed has played key roles in both the IPO of Rochester Community Savings Bank and its subsequent merger into Charter One. In addition to his Wall Street experience, Ed has had substantial exposure to real estate, including some experience he would rather forget - working out troubled loans and joint ventures. But what really made Ed an attractive candidate was his proven track record of leading and motivating people, through hard work and integrity, that is consistent with our company culture.

Until my brother, Nelson, and I are ready to retire in a few years, we look forward to working closely with Ed. We plan to prepare him to assume the primary leadership role in our Company after a gradual transition
period.   All of the members of the senior management team are anxious to help in this process.

SLIDE 23: THIS SLIDE HAS THE TITLE "CHALLENGES FACED DURING 2000" AND CONTAINS THE FOLLOWING BULLET POINTS:

*    Succession planning

*    Reduced dependence on affordable housing development

*    Energy prices and rough weather

*    Stock price under-performance

(Norman)

In summary, 2000 was one of the most challenging years we have faced since going public. It was a time to simplify our organization and prepare for the future.

Ed's coming on board was a tremendous, positive step in formulating our succession plan.

We are also pleased to have the prolonged process of selling the affordable housing development business behind us, with an outcome that is beneficial to our employees and shareholders. Our business is already easier to explain and manage, so we can focus more attention on our core business.

As we've already mentioned, unprecedented increases in natural gas prices, combined with record cold weather, contributed towards energy costs that were more than we could have predicted or hedged against. Since we include heat in rents at most of our communities, we recoup the added expense of higher heating costs when leases are renewed, typically on each anniversary of a resident's stay with us.

Buying utilities in bulk, at rates well below what an individual consumer would pay, is a tremendous advantage for us. Residents know that they can stay warm and comfortable throughout the year, without upsetting their monthly budgets. We believe that this winter's temporary pressure on earnings will be more than offset by an ongoing competitive marketing advantage for our apartments over the long term. We are already implementing record-setting rent increases for our Company with great success. We have also made the decision to hedge more of our fuel costs by locking in forward contracts before next year's heating season, eliminating over 50% of our exposure. We believe that our overrun on heating costs this winter contributed to our recent stock price under-performance relative to our peers.

SLIDE 24: THIS SLIDE HAS THE TITLE "COMPARISON OF CUMULATIVE RETURNS" AND CONTAINS A LINE GRAPH WITH THE FOLLOWING POINTS:

               S&P 500      HME          Equity REIT's
               -------     ------        --------------
1995           100          100              100
1996           120.26       143.04           135.27
1997           157.6        185.79           162.67
1998           199.57       200.14           134.2
1999           238.54       230.18           128
2000           214.36       239.16           161.75

The following caption is on the lower right side of the slide: "December 31, 1995 = 100".

(Norman)

While our shareholders did receive a positive total return of 10% during 2000, we were punished by the market. After four years of outperforming our peer group, total returns for HME shareholders lagged the average apartment REIT during 2000 by over 20%. Nevertheless, our five-year track record has still outperformed the REIT sector by a wide margin. We are even ahead of the S&P 500 for this time period.

SLIDE 25: THIS SLIDE HAS THE TITLE "OTHER ACHIEVEMENTS FOR 2000" AND CONTAINS THE FOLLOWING BULLET POINTS:

*    Record revenue growth of 6.6%

*    Same property NOI growth of 7.6%

*    400 employees completed training programs

*    Achieved investment grade credit rating

*    $115 million in preferred shares issued

*    $91  million in capital upgrades completed

*    5,384  units  acquired  for $322 million

(Norman)

We did have several significant positive achievements during 2000, which demonstrated the ongoing strength of our organization and business plan.

We increased revenues by 6.6% at our core properties and grew our bottom line NOI by 7.6%, despite pressures on operating expenses.

Over 400 employees completed significant new educational programs, which I will elaborate on later.

For the first time, we applied for and received an institutional-grade credit rating of triple B from the Fitch rating agency. This exercise confirmed the stability associated with investment in class B apartments and acknowledged the benefit of utilizing non-recourse, fixed rate mortgage debt in our capital structure.

This credit rating enabled us to efficiently tap the market for convertible preferred equity, attracting $115 million in new investment during 2000 from sophisticated institutions like Prudential, Equitable, Teachers Insurance, AEW and Pacific Life.

We invested over $90 million in capital upgrades in our communities, which will generate solid future returns. In our experience, the work involved in spending this much money in improvements reflects many times the effort required to spend the same amount on new construction, which is probably also why the expected returns are higher.

And finally, despite challenging capital market conditions, we were able to complete over $300 million of acquisitions, which we expect will provide long-term returns that exceed our blended cost of capital.

SLIDE 26: THIS SLIDE HAS THE TITLE "PROPERTY PORTFOLIO". THE SLIDE ALSO CONTAINS A CHART LISTING THE POINTS IPO, 12/31/94, 12/31/95, 12/31/96, 12/31/97, 12/31/98, 12/31/99 AND 12/31/00 FROM LEFT TO RIGHT ALONG THE
X-AXIS. ALONG THE LEFT SIDE OF THE Y-AXIS ARE MARKED 5,000, 10,000, 15,000, 20,000, 25,000, 30,000, 35,000, 40,000, 45,000, 50,000 AND
55,000. THERE IS A BAR ABOVE EACH OF THE POINTS ON THE X-AXIS, WITH THREE DIFFERENT PARTS, GREEN REPRESENTING TOTALLY OWNED, YELLOW REPRESENTING PARTIALLY OWNED, BLUE REPRESENTING FEE MANAGED. EACH BAR HAS A TOTAL FIGURE ABOVE IT AS FOLLOWS:

          Totally Owned  Partially Owned     Fee Managed    Total
          -------------  ---------------     -----------    --------

IPO         3,991                 0             470            4,461
12/31/94    4,744                 0             470            5,214
12/31/95    5,524                 0             692            6,216
12/31/96    7,176             3,738           1,654           12,568
12/31/97   14,048             4,782           2,486           21,316
12/31/98   23,936             7,482           2,811           34,229
12/31/99   33,807             7,710           3,465           44,982
12/31/00   39,041             8,325           3,546           50,912

(Norman)

With these recent acquisitions, we have now surpassed 50,000 units operated, with over 39,000 units wholly owned.

SLIDE 27: THIS SLIDE IS TITLED "GATESIDE PORTFOLIO" AND CONTAINS PHOTOGRAPHS OF THREE OF THE COMMUNITIES PURCHASE WITH THE
PORTFOLIO.  THE PHOTOGRAPHS ARE OF MALVERN, MALVERN, PA, DEVON,
ALLENTOWN, PA AND BRYN MAWR, BRYN MAWR, PA.

(Norman)

Here are some examples of what we acquired in 2000. The six Gateside Portfolio communities are located in suburban Philadelphia. The portfolio contains 2,113 units. We were able to acquire these properties for approximately $64,000 per unit.

SLIDE 28: THIS SLIDE IS TITLED "SCHOSTAK COMMUNITIES" AND CONTAINS PHOTOGRAPHS OF THE TWO COMMUNITIES ACQUIRED: DEERFIELD WOODS IN
LIVONIA, MI AND MACOMB MANOR IN ROSEVILLE, MI.

(Norman)

Here you see the two communities we acquired in the suburbs of Detroit, Michigan. These attractive garden-style properties contain 360 units that we acquired for $40,000 per unit.

SLIDE 29:  THIS SLIDE IS TITLED "FIGONI PORTFOLIO" AND SHOWS
PHOTOGRAPHS OF TWO OF THE COMMUNITIES ACQUIRED: COLONIAL APARTMENTS, PATCHOGUE, NY AND EASTSIDE APARTMENTS, PATCHOGUE, NY.

(Norman)

Here you see two of the five communities we acquired on Long
Island. These were part of the Figoni Portfolio that we purchased for about $62,000 per unit.

SLIDE 30: THIS SLIDE IS TITLED "CURRENT OWNED COMMUNITIES" AND CONTAINS A MAP SHOWING THE 12 STATES IN WHICH HOME PROPERTIES OWNS COMMUNITIES AND WHERE THE 2001 CORE PROPERTIES, REGIONAL OFFICES AND RECENT ACQUISITIONS ARE LOCATED. THE INFORMATION PRESENTED IS AS OF 12/31/00.

(Norman)

And, here we are today.

We now own 147 communities in 12 states.

We are pleased to have achieved significant portfolio diversification within our targeted region.

SLIDE 31: THIS SLIDE IS TITLED "AGE OF COMMUNITIES" AND CONTAINS A CHART WHICH STATES "EXISTING U.S. RENTAL APARTMENTS BY YEAR BUILT", AND ON THE LOWER RIGHT SIDE STATES THAT THE SOURCE IS THE NATIONAL MULTIHOUSING COUNCIL ESTIMATES BASED UPON CENSUS BUREAU DATA. THE X-AXIS HAS THE FOLLOWING POINTS, FROM LEFT TO
RIGHT, 20S, 30'S, 40'S, 50'S, 60'S, 70'S, 80'S AND 90'S.  ALONG
THE LEFT SIDE OF THE Y-AXIS IS THE LABEL "NUMBER OF APARTMENTS (IN MILLIONS), WITH THE FOLLOWING POINTS, FROM BOTTOM TO TOP: 0,
0.5, 1, 1.5, 2, 2.5, 3, 3.5, 4, 4.5 AND 5.  THERE ARE BARS ABOVE
EACH OF THE POINTS OF THE X-AXIS GOING TO THE FOLLOWING POINTS:

          20's           0.65
          30's           0.6
          40's           0.8
          50's           1.3
          60's           2.75
          70's           4.7
          80's           3.5
          90's           1.75

(Norman)

Our pricing discipline has kept us from committing to new acquisitions under current market conditions. In fact, we do not plan to close any new acquisitions during the first quarter.

Nevertheless, we are optimistic that there is plenty of product out there that is crying out for the type of upgrading and repositioning we perform. Approximately two-thirds of the existing multi-family housing stock in our country was built before 1980. Last year, we looked at over 200,000 units available for sale in our markets. When Wall Street and Main Street valuation differences tip back in our favor, we will be ready to pounce.

We improve our communities, inside and out, in ways that appeal to our residents and create value for shareholders. Upgrades to our communities generate attractive returns on the incremental capital invester, thereby allowing us to sustain extraordinary net operating income growth.

SLIDE 32: THIS SLIDE HAS THE TITLE "CAPITAL IMPROVEMENTS COMPLETED IN 2000" WITH THE FOLLOWING BULLET POINTS:

*    4,350 Kitchens Remodeled

*    5,150 Bathrooms Remodeled

*    13 New Community Centers

*    13,500  Energy Efficient Windows Installed

(Norman)

The capital improvement projects completed at our owned communities during 2000 will boost our financial performance in 2001, since there is typically a lag period between the time we spend the money and when we start to benefit from higher rents and occupancies.

We estimate that the cost simply to maintain the condition of our properties equates to approximately $400 per apartment annually. However, we actually spent an average of $2,500 per unit in 2000, as part of our long-term strategy to reposition and upgrade our communities. We estimate that the returns on these investments range from 10% to 20% annually, resulting from a combination of higher revenues and reduced annual operating expenses.

While correcting deferred maintenance is our first priority upon acquisition of a property, there are many other worthy upgrade projects that may take years to complete such as remodeling kitchens and bathrooms, replacing windows, and adding community centers to offer expanded services and amenities.  We maintain a team of professionals dedicated to
design and oversight of our capital improvements.   During 2000, we
implemented $90 million of capital improvements, among them approximately 4,300 new kitchens, 5,200 new bathrooms, and 13 new community centers.

SLIDE 33: THIS SLIDE HAS THE TITLE "OPERATING INITIATIVES" AND CONTAINS THE FOLLOWING BULLET POINTS:

*    Internet leasing

*    SafeRent

*    Referral centers

*    Community web sites

*    On-line payments

*    On-line service requests

(Norman)

We also have several operating initiatives underway which will add revenues, reduce costs, and improve services to residents.

Our enhanced Website uses "state-of-the-art" technology so that visitors can quickly navigate to their area of interest. Prospective residents search for apartments, view property photos and floor plans, fill out guest cards, and download lease applications.

The Internet is also playing a growing part in the way we attract and retain new residents. Approximately 4,500 potential residents visited our communities as a result of the Internet in 2000. Nearly 1,300 of these visits, or almost 29% resulted in a lease-signing.

In 2000, we also introduced SafeRent technology to streamline the lease application process. It allows prospective residents to fill out and receive approval of their lease application within minutes. Imagine the difference between approving a lease on the spot versus telling a prospect that we will get back to them in two or three days.

In 2001, we plan to upgrade our Referral Centers, which match potential residents with available units in our portfolio. These
Centers were responsible for several hundred leases this year and will soon also be able to field maintenance emergency calls, perform marketing activities, and make referrals at any time, day or night.

Our individual community internet portals are currently under development and should be rolled out in the coming months. These portals will provide a valuable marketing opportunity, while also allowing on-line rental payments and service requests. Together, these technology-driven advancements are freeing up our Leasing Consultants, who are then free to undertake value-adding activities. Our costs per lease are also being substantially reduced.

SLIDE 34: THIS SLIDE HAS THE TITLE "EDUCATION PROGRAMS" AND CONTAINS THE FOLLOWING BULLET POINTS:

*    Leasing Training

*    Leadership 101

*    Maintenance Training

*    On-Line Training

*    Lunch and Learn

(Norman)

Our expanded education programs are also contributing to increased productivity for our employees. With nearly 400 participants this year, we found that this investment is a great way to attract, retain and motivate talented personnel. A common knowledge-base about Home Properties, our industry, and the role each employee plays in our performance, helps the whole organization work towards maximizing shareholder value.

Our leasing training brings employees to our central offices in Rochester, NY for a week-long curriculum focusing on "Home Properties
Ambassadorship." Leasing consultants gain a foundation of company specific and industry-wide knowledge, customer service techniques, and an understanding of the application and leasing process.

The Leadership 101 program for managers provides in-depth industry knowledge, budgeting, financial management and marketing methods, best employment practices and team-building techniques. The impact of individual property performance on the Company's bottom line is further clarified using case-studies, real community business plans and financial exercises.


We also provide an intensive, four-day curriculum for our maintenance staff that provides invaaluable methods for minimizing risk and liability throughout a community, as well as focusing on technical and product knowledge, and customer service techniques.

WE also rolled-out our on-line learning curriculum this year.
Internet learning sites host valuable training in areas such as employee orientation, fair housing standards, safety issues and customer service.

Finally, we began offering lunch and learn programs in 2000. Offered during a more casual, lunch-time setting, these mini-courses provide a convenient way for employees to receive personal, as well as professional development in life-work balance, time management, computer skills and other helpful topics.


SLIDE 35: This slide is titled "Outlook for 2001 and Beyond" and contains the following bullet points:

*    Implementing substantial rent increases

*    Favorable demographic trends

* FFO growth still hampered by loss of development fees and energy costs in 2001

*    More favorable prospects for 2002

*    Time to cull portfolio and take advantage of lower interest rates

(Norman)

Initiatives that we have underway encompass capital markets, property management, information technology, and education. Together, these changes will support long-term favorable results.

In the coming year, we plan to implement significant rent increases
throughout our portfolio, averaging 7.5%.   These increases reflect the
upgrades we are making to our communities. In addition, they will allow us to recoup higher heating costs from our occupants. While these rent increases may seem aggressive, they are supported by the overall strength in our high barrier-to-entry markets.

We also stand to benefit from favorable long term demographic trends, which point towards a growing number of rental households from Echo Baby Boomers, empty nesters, and immigration.

Despite excellent results at our communities, we expect that our FFO growth will continue to be hampered in 2001 by the remaining impact of higher energy costs and the disposition of our affordable housing development operations. As anticipated, the sale has a dilutive impact, since the development division was sold at a low multiple to earnings, which is appropriate for that business.

After these impacts have been digested, the outlook for 2002 is very favorable. Fuel prices are already off their peak levels; and, as David explained, futures contracts reflect continued moderation in prices anticipated for next winter. Until then, we are prepared to batten down the hatches, taking the time to cull our existing portfolio and take advantage of lower interest rates.

SLIDE 36:  THIS SLIDE IS TITLED "FFO PER SHARE".  THE SLIDE CONTAINS A
GRAPH LISTING THE YEARS 1994*, 1995, 1996, 1997, 1998, 1999, 2000 AND 2001
(COMPANY ESTIMATE) FROM LEFT TO RIGHT ALONG THE X-AXIS. ALONG THE Y-AXIS THE FOLLOWING POINTS ARE MARKED: $1.60, $1.80, $2.00, $2.20, $2.40,
$2.60, $2.80, $3.00, $3.20 AND $3.40. ABOVE EACH OF THE YEARS MARKED ON THE X-AXIS THERE IS A BAR WITH THE FOLLOWING FIGURES MARKED:

     1994*      $1.76
     1995       $1.83 (+  3.9%)
     1996       $1.96 (+  7.1%)
     1997       $2.11 (+  7.6%)
     1998       $2.45 (+ 16.1%)
     1999       $2.78 (+ 13.5%)
     2000       $2.94 (+  5.6%)
     2001       $3.10 (+  5.4%)

     *Pro forma results are presented as if transactions related to the initial public offering and the Company's formation had occurred on January 1, 1993.

(Norman)

Our first quarter of 2001 looks particularly dismal at this point, since the negative impact from utilities is concentrated in the first quarter. The guidance that we issued this morning works out to about an 11% drop in FFO per share from Q1 2000 to Q1 2001. However, we expect to end the full year with FFO growth in the 5 to 6% range.

It is premature to be too specific about 2002, but we are very optimistic about FFO growth in that year. There is a lag between the time when we are absorbing higher utility costs and when we are able to fully pass these on to residents as their leases renew. Assuming that operating expenses stabilize in 2002, and the revenue increases continue to kick in, we could experience a very positive impact to net operating income as we play catch up. At this point, we expect positive FFO growth for 2002 to be in the 8 to 10% range.

SLIDE  37:   THIS SLIDE IS TITLED "DIVIDEND POLICY" AND CONTAINS A
CHART SHOWING DIVIDEND PER SHARE, FFO PER SHARE AND PAYOUT RATIO. THE
CHART  HAS THE YEARS 1994 (1), 1995, 1996, 1997, 1998, 1999, 2000, AND
2001 (2) FROM LEFT TO RIGHT ALONG THE X-AXIS. THE FOOTNOTES ARE: (1)
BASED ON ANNUALIZED FOURTH QUARTER 1994 DIVIDEND AND (2) BASED ON
CURRENT DIVIDEND AND CURRENT COMPANY FFO ESTIMATES. ALONG THE LEFT Y-AXIS THE FOLLOWING POINTS ARE MARKED FROM THE BOTTOM TO THE TOP: $1.00, $1.50, $2.00, $2.50, $3.00, $3.50 AND $4.00. ALONG THE RIGHT Y-AXIS THE FOLLOWING POINTS ARE MARKED FROM THE BOTTOM TO THE TOP: 0.0%, 20.0%, 40.0%, 60.0%, 80.0% AND 100.0%. SET FORTH BELOW IN THE TABLE IS THE INFORMATION SHOWN ON THE SLIDE:

               Dividend Per Share     FFO per Share     Payout Ratio
               ------------------     -------------     ------------
1994               $1.65                   $1.76            93.8%
1995               $1.66                   $1.83            90.7%
1996               $1.69                   $1.96            86.2%
1997               $1.74                   $2.11            82.5%
1998               $1.83                   $2.45            74.7%
1999               $1.97                   $2.78            70.9%
2000               $2.16                   $2.94            73.5%
2001               $2.28                   $3.10            73.5%

(Norman)

As you know, we just increased our dividends in November by 7.5%. Since our FFO expectations have since moderated, this results in our payout ratio going back up to about 73% of FFO for 2000 and 2001. We are comfortable with this payout ratio, which provides an ample cushion for replacement reserves, property upgrades and contingencies. We plan to continue to increase dividends, approximately in line with future FFO growth rates. By the way, when calculating our payout ratio, we hope that you will look at our numbers on an annualized basis. For example, given the significant seasonality in our quarterly earnings, it would be misleading to look at our dividend coverage just for the first quarter alone.

We are particularly confident in the sustainability and growth of our dividends, since our leverage is low, our debt is almost entirely at fixed rates of interest (with very little maturing over the next few years), and our markets are not prone to over-building. Maintaining a healthy dividend yield also provides us with a competitive advantage when negotiating acquisitions which utilize operating partnership units as part of the consideration.

With a track record of over 30 consecutive years of positive same-store growth, we are confident that our cash flow and our dividends will continue to grow faster than the rate of inflation.

SLIDE 38:  THIS SLIDE IS TITLED "QUESTIONS & ANSWERS" AND CONTAINS
THE PHOTOGRAPHS OF THE CONFERENCE CALL PARTICIPANTS. THE PHOTOGRAPHS ARE OF NORMAN LEENHOUTS, CHAIRMAN AND CO-CEO, AMY TAIT, EXECUTIVE VICE PRESIDENT AND DIRECTOR, ED PETTINELLA, EXECUTIVE VICE PRESIDENT
AND DIRECTOR AND DAVID P. GARDNER, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER; BELOW THE PHOTOGRAPHS IS WRITTEN "HOME
PROPERTIES CENTRAL OFFICE (716) 546-4900.

 (Norman)

With that, I'd like to open up the phone lines for questions.

SLIDE 39:  THIS SLIDE CONTAINS THE LOGO OF HOME PROPERTIES OF NEW
YORK, INC. AS WELL AS THE FOLLOWING STATEMENTS: FOURTH
QUARTER AND YEAR END 2000 EARNINGS CONFERENCE CALL AND WEBCAST,
FEBRUARY 13, 2001

(David)

If there are no further questions, we'd like to thank you all for your continued interest and investment in Home Properties. Have a great day!

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  February 15, 2001     HOME PROPERTIES OF NEW YORK, INC.
                              (Registrant)


                               By: /s/ David P. Gardner
                               -------------------------------

                              David P. Gardner, Senior Vice President